Rustic Luxury Morganton, TN Third Quarter 2023 Highlights

To Our Stakeholders, We are pleased to share an update on the recent progress we’ve made in the business and review our third quarter 2023 financial results. During the third quarter, Vacasa’s seasonally strongest, we facilitated over 500,000 reservations. That’s over half a million family trips, weekend getaways, overdue breaks, and highly-anticipated vacations. For our teams and for our industry, Bringing Vacations Home means creating moments for families and friends, moments that happen at kitchen counters, around coffee tables and over board games—moments that are unique to the vacation rental category and deeply important to our homeowners and guests. We continue to navigate a dynamic macroeconomic and industry environment. Demand for our category in leisure markets looks different today than during the highs of 2021 and 2022, and while reservations volume remains robust, many homeowners across the industry are now making less from their homes than in prior peak years. Homeowners are responding to recent market conditions, evaluating if they should continue to rent out their home, and if so, on what terms. Against this backdrop, we remain highly focused on delivering top quality care and communication for our homeowners and exceptional hospitality to guests. We remain extremely optimistic about Vacasa’s potential, and continue to believe we are the best option for homeowners who want to participate in the vacation rental industry. We are working better and more efficiently across all our functions, which is evident in our third quarter results. Throughout 2023, Vacasa has been guided by four priorities: • improving execution in local markets and customer support functions; • developing the right technology products and service offerings; • unlocking the potential of the individual sales approach; and • prioritizing our business needs to drive profitable execution. While there is more to be done, we have made progress against each one. 2Third Quarter 2023

3 Third Quarter Financials & Operational Highlights During the third quarter of 2023, we saw efficiency gains and other benefits across our local markets, in part from recent technology enhancements we have made. Earlier this year we told you about new capabilities in the automated field operations scheduling systems. These capabilities help our teams better manage daily tasks, including ensuring homes are in top condition, ready to welcome guests. They are particularly helpful during peak season when home utilization is high, there may only be a small window between guest stays and there are numerous homes to visit. During the third quarter, with the help of this improved system, we achieved a higher property condition score in every week compared to last year, based on guest feedback, while operating more efficiently. Earlier this year we also refined our housekeeping clean inspection tool, to enable sharing of post-clean photos with owners. This allows homeowners to see real time images of their home after every inspection, giving them peace-of-mind that their home is being taken care of. We believe it also helped drive higher year-over-year clean scores from guests in the third quarter. Third Quarter 2023 Rustic Luxury Morganton, TN

4 Third Quarter Financials & Operational Highlights These are proof points that our investment in differentiated technology is paying dividends. Our product and technology teams will continue to focus on building products that deliver this one-two punch of making Vacasa’s operations more efficient and improving the experience for our homeowners and guests. Our individual sales approach—the primary way in which we add homes to our platform—resulted in another quarter of improving productivity year-over-year, as well as developing and building on the local market presence and expertise that we believe attracts prospective homeowners. Third Quarter 2023 Rustic Luxury Morganton, TN

5 Third Quarter Financials & Operational Highlights We continue to refine the way we attract homeowners, shifting more of our resources to local channels and initiatives. This supports our locally based sales and operating teams, allowing them to participate in community events, and lets us sponsor unique local activities. We’re also working to give potential homeowners more reasons to choose Vacasa over our local peers. We believe our scale and commitment to quality positions us to provide opportunities for our homeowners to reach more travelers across an expanding channel mix. However, the short-term rental industry is still adjusting to a dynamic macroeconomic environment and changing travel patterns, which continue to impact homeowner retention. Finally, we are driving efficiency across our business and improving the experience we deliver to homeowners and guests, including in the products and tools we build, and in improvements to our internal technology infrastructure. And we are doing this while carefully managing our operating expenses, with technology and development, sales and marketing, and general and administrative expenses down year-over-year. We are also being judicious about the homes we manage on our platform, seeking to ensure homes are the right fit across a variety of criteria, including homeowner objectives, rental income potential, the location of homes within a market, and revenue potential for Vacasa. We will continue to regularly assess the quality, fit and mix of our inventory of homes. Third Quarter 2023 Rustic Luxury Morganton, TN

6 Financial Discussion During the third quarter of 2023, Gross Booking Value reached $830 million, down 14% compared to the same quarter last year, driven primarily by a 14% year-over-year decrease in Gross Booking Value per Night Sold, as well as a 1% year-over-year decrease in Nights Sold. Revenue, which consists primarily of our commission on the rents we generate for homeowners, the fees we collect from guests, and Revenue from home care solutions provided directly to our homeowners, was $379 million in the third quarter, an 8% decrease compared to the same quarter last year. Our third quarter results clearly demonstrate the progress we are making in operating our local markets more efficiently. Our cost of revenue, exclusive of depreciation and amortization, and our operations and support expense, which primarily consists of our local market and customer support costs, each declined by double digit percentages year-over-year, while we supported approximately the same number of homes and Nights Sold, and delivered better guest satisfaction results. We are demonstrating operating discipline in our central operations, as other operating expenses—including technology and development, sales and marketing, and general and administrative—also declined on a year-over-year basis in the third quarter of 2023. Net Loss was $402 million for the third quarter of 2023, which includes a $457 million charge associated with the impairment of our goodwill and long-lived assets. Adjusted EBITDA was $74 million for the third quarter of 2023, compared to $46 million in the same period last year, despite a $33 million decline in Revenue year-over-year. Third Quarter 2023

7 Outlook With peak season now complete, based on current business trends and conditions and the progress the team is making in improving our operating discipline, we now expect 2023 Revenue to decline by seven percent to six percent compared to 2022. We also expect to generate Adjusted EBITDA of between five million and fifteen million dollars for the full year. However, as we look ahead to 2024, we believe many of the trends we are seeing— specifically, the normalization of traveler demand for domestic, non-urban vacation rentals from the highs of 2021 and 2022—will likely continue, with corresponding impacts on our Revenue and homeowner retention. We remain focused on improving our execution and driving targeted initiatives to support further efficiency gains throughout our business, all while adapting to the changing environment. Third Quarter 2023 Rustic Luxury Morganton, TN

Rustic Luxury Morganton, TN 8 Closing We will host a call on November 7, 2023, at 2:00 p.m. PT / 5:00 p.m. ET to discuss these results in more detail. A link to the live webcast will be made available on Vacasa’s Investor Relations website at investors.vacasa.com. A replay of the webcast will be available for one year beginning approximately two hours after the close of the call. We would like to thank our employees for all their efforts this past quarter, and especially the dedication and hard work of all our colleagues in our local markets serving our guests and homeowners. We would also like to thank our homeowners for trusting us with their homes. We look forward to updating you on our continued progress. Sincerely, Rob Greyber, CEO Bruce Schuman, CFO Third Quarter 2023

Condensed Consolidated Statements of Operations

(in thousands, except per share data, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,	
	2023	2022	2023	2022
Revenue	$379,077	$412,184	$940,510	$969,792
Operating costs and expenses:				
Cost of revenue, exclusive of depreciation and amortization shown separately below(1)	150,789	174,123	417,046	447,976
Operations and support(1)	64,998	76,877	187,662	196,349
Technology and development(1)	16,026	18,422	45,900	52,493
Sales and marketing(1)	57,658	75,020	171,559	196,909
General and administrative(1)	19,328	31,043	61,402	83,486
Depreciation	5,204	5,376	15,597	16,676
Amortization of intangible assets	15,266	15,490	46,143	45,771
Impairment of long-lived assets	46,000	-	46,000	-
Impairment of goodwill	411,000	-	411,000	-
Total operating costs and expenses	786,269	396,351	1,402,309	1,039,660
Income (loss) from operations	(407,192)	15,833	(461,799)	(69,868)
Interest income	2,349	779	6,022	1,220
Interest expense	(561)	(606)	(1,873)	(1,957)
Other income (loss), net	1,823	(23)	5,597	41,499
Income (loss) before income taxes	(403,581)	15,983	(452,053)	(29,106)
Income tax benefit (expense)	1,123	(170)	341	(1,073)
Net income (loss)	($402,458)	$15,813	($451,712)	($30,179)
Less: Net income (loss) attributable to redeemable noncontrolling interests	(174,266)	7,489	(196,607)	(15,464)
Net income (loss) attributable to Class A Common Stockholders	($228,192)	$8,324	($255,105)	($14,715)
Net income (loss) per share of Class A Common Stock(2):				
Basic	($18.37)	$0.73	($21.07)	($1.34)
Diluted	($18.37)	$0.72	($21.07)	($1.34)
Weighted-average shares of Class A Common Stock used to compute net income (loss) per share(2):				
Basic	12,419	11,341	12,108	10,993
Diluted	12,419	11,615	12,108	10,993

(1) Includes equity-based compensation expense as follows:				
Cost of revenue	$29	$225	$91	$842
Operations and support	390	1,069	1,117	4,845
Technology and development	647	1,107	1,550	5,272
Sales and marketing	460	1,075	2,004	4,876
General and administrative	2,448	5,900	7,243	12,525
Total equity-based compensation expense	$3,974	$9,376	$12,005	$28,360

(2) All share information and balances have been retroactively adjusted to reflect a 1-for-20 reverse stock split of the Company's Class A Common Stock, Class B Common Stock and Class G Common Stock, effective on October 2, 2023.

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10 Condensed Consolidated Balance Sheets (in thousands, unaudited) Third Quarter 2023 As of September 30, As of December 31, 2023 2022 Assets Current assets: Cash and cash equivalents $151,291 $157,810 Restricted cash 162,327 161,850 Accounts receivable, net 11,543 17,204 Prepaid expenses and other current assets 27,442 44,499 Total current assets 352,603 381,363 Property and equipment, net 59,422 65,543 Intangible assets, net 125,166 214,851 Goodwill 171,853 585,205 Other long-term assets 56,556 58,622 Total assets $765,600 $1,305,584 Liabilities, Temporary Equity, and Equity Current liabilities: Accounts payable $38,888 $35,383 Funds payable to owners 178,926 228,758 Hospitality and sales taxes payable 50,128 52,217 Deferred revenue 103,262 124,969 Future stay credits 1,145 3,369 Accrued expenses and other current liabilities 76,050 85,833 Total current liabilities 448,399 530,529 Long-term debt, net of current portion - 125 Other long-term liabilities 37,385 54,987 Total liabilities $485,784 $585,641 Redeemable noncontrolling interests 93,539 306,943 Equity: Class A Common Stock(1) 3 2 Class B Common Stock 2 2 Additional paid-in capital 1,384,387 1,355,141 Accumulated deficit (1,197,252) (942,147) Accumulated other comprehensive income (loss) (863) 2 Total equity 186,277 413,000 Total liabilities, temporary equity, and equity $765,600 $1,305,584 (1) As of September 30, 2023, we had approximately 12.6 million shares of Class A Common Stock outstanding, which excludes up to approximately 11.2 million shares of Class A Common Stock issuable as of such date upon the redemption, exercise or exchange of certain securities as follows: • approximately 9.4 million shares of Class A Common Stock issuable upon the redemption of common units of Vacasa Holdings LLC (and the cancellation of an equal number of shares of Class B Common Stock in connection therewith); • approximately 1.0 million shares of Class A Common Stock issuable upon the vesting of restricted stock units and performance stock units; • approximately 0.2 million shares of Class A Common Stock issuable upon the exercise of stock appreciation rights and options; • approximately 0.2 million shares issuable under our employee stock purchase plan; • fewer than 0.1 million additional shares of Class A Common Stock issuable upon the redemption of common units of Vacasa Holdings LLC following the satisfaction of certain time-based vesting requirements; and • up to approximately 0.4 million shares of Class A Common Stock issuable upon the conversion of shares of our Class G Common Stock.

11 Condensed Consolidated Statement of Cash Flows (in thousands, unaudited) Third Quarter 2023 Nine Months Ended September 30, 2023 2022 Cash from operating activities: Net loss ($451,712) ($30,179) Adjustments to reconcile net loss to net cash provided by operating activities: Credit loss expense 2,686 4,708 Depreciation 15,597 16,676 Amortization of intangible assets 46,143 45,771 Impairment of long-lived assets 46,000 - Impairment of goodwill 411,000 - Impairment of right-of-use assets 4,240 - Future stay credit breakage (1,180) (15,158) Reduction in the carrying amount of right-of-use assets 7,833 9,561 Deferred income taxes (6) 433 Other gains and losses (1,084) 2,414 Fair value adjustment on derivative liabilities (4,325) (43,921) Non-cash interest expense 161 162 Equity-based compensation expense 12,005 28,360 Change in operating assets and liabilities, net of assets acquired and liabilities assumed: Accounts receivable 2,908 65,433 Prepaid expenses and other assets 10,358 (26,433) Accounts payable 3,563 (3,976) Funds payable to owners (50,230) (28,177) Hospitality and sales taxes payable (2,188) 1,811 Deferred revenue and future stay credits (22,729) (26,191) Operating lease obligations (8,003) (8,050) Accrued expenses and other liabilities 7,398 13,750 Net cash provided by operating activities 28,435 6,994 Cash from investing activities: Purchases of property and equipment (3,996) (8,367) Cash paid for internally developed software (5,689) (7,407) Cash paid for business combinations, net of cash and restricted cash acquired (664) (87,699) Net cash used in investing activities (10,349) (103,473) Cash from financing activities: Payments of Reverse Recapitalization costs - (459) Cash paid for business combinations (19,478) (28,093) Payments of long-term debt (250) (250) Proceeds from exercise of stock options 362 157 Proceeds from Employee Stock Purchase Program 716 - Proceeds from borrowings on revolving credit facility 2,000 5,000 Repayment of borrowings on revolving credit facility (2,000) (5,000) Repayment of financed insurance premiums (4,386) - Other financing activities (330) (1,709) Net cash used in financing activities (23,366) (30,354) Effect of exchange rate fluctuations on cash, cash equivalents, and restricted cash (762) (480) Net decrease in cash, cash equivalents and restricted cash (6,042) (127,313) Cash, cash equivalents and restricted cash, beginning of period 319,660 519,136 Cash, cash equivalents and restricted cash, end of period $313,618 $391,823

Key Business Metrics

(In thousands, except GBV per Night Sold, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,	
	2023	2022	2023	2022
Gross Booking Value ("GBV")[(1)]	$830,094	$968,692	$1,973,749	$2,139,566
Nights Sold[(2)]	2,047	2,058	5,168	5,051
GBV per Night Sold[(3)]	$406	$471	$382	$424

(1) Gross Booking Value represents the dollar value of bookings from our distribution partners as well as those booked directly on our platform related to Nights Sold during the period and cancellation fees for bookings cancelled during the period (which may relate to bookings made during prior periods). GBV is inclusive of amounts charged to guests for rent, fees, and the estimated taxes paid by guests when we are responsible for collecting tax.

(2) Nights Sold is defined as the total number of nights stayed by guests in homes hosted on our platform in a given period.

(3) GBV per Night Sold represents the dollar value of each night stayed by guests on our platform in a given period. GBV per Night Sold reflects the pricing of rents, fees, and estimated taxes paid by guests.

Reconciliations of Non-GAAP Financial Measures

Adjusted EBITDA Reconciliation

(In thousands, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,	
	2023	2022	2023	2022
Net income (loss)	($402,458)	$15,813	($451,712)	($30,179)
Add back:				
Depreciation and amortization of intangible assets	20,470	20,866	61,740	62,447
Impairment of long-lived assets	46,000	-	46,000	-
Impairment of goodwill	411,000	-	411,000	-
Interest income	(2,349)	(779)	(6,022)	(1,220)
Interest expense	561	606	1,873	1,957
Other income, net	(1,823)	23	(5,597)	(41,499)
Income tax expense	(1,123)	170	(341)	1,073
Equity-based compensation	3,974	9,376	12,005	28,360
Business combination costs[(1)]	60	61	179	541
Restructuring costs[(2)]	3	-	9,326	-
Adjusted EBITDA	$74,315	$46,136	$78,451	$21,480

(1) Represents certain insurance costs from the strategic acquisition of TurnKey that are expected to be amortized through the first quarter of 2027. In 2022, these costs also included third-party costs associated with our Reverse Recapitalization.

(2) Represents costs associated with a workforce reduction and certain right-of-use asset impairment costs related to the Company's leased corporate office space in Portland, Oregon and Boise, Idaho.

Third Quarter 2023 | 12

Reconciliations of Other Non-GAAP Financial Measures

(In thousands, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,	
	2023	2022	2023	2022
Cost of revenue	$150,789	$174,123	$417,046	$447,976
Less: equity-based compensation	(29)	(225)	(91)	(842)
Less: restructuring(1)	-	-	(664)	-
Non-GAAP cost of revenue	$150,760	$173,898	$416,291	$447,134
Operations and support	$64,998	$76,877	$187,662	$196,349
Less: equity-based compensation	(390)	(1,069)	(1,117)	(4,845)
Less: restructuring(1)	(2)	-	(1,822)	-
Non-GAAP operations and support	$64,606	$75,808	$184,723	$191,504
Technology and development	$16,026	$18,422	$45,900	$52,493
Less: equity-based compensation	(647)	(1,107)	(1,550)	(5,272)
Less: restructuring(1)	-	-	(233)	-
Non-GAAP technology and development	$15,379	$17,315	$44,117	$47,221
Sales and marketing	$57,658	$75,020	$171,559	$196,909
Less: equity-based compensation	(460)	(1,075)	(2,004)	(4,876)
Less: restructuring(1)	-	-	(1,744)	-
Non-GAAP sales and marketing	$57,198	$73,945	$167,811	$192,033
General and administrative	$19,328	$31,043	$61,402	$83,486
Less: equity-based compensation	(2,448)	(5,900)	(7,243)	(12,525)
Less: business combination costs(2)	(60)	(61)	(179)	(541)
Less: restructuring(1)	(1)	-	(4,863)	-
Non-GAAP general and administrative	$16,819	$25,082	$49,117	$70,420

(1) Represents costs associated with a workforce reduction and certain right-of-use asset impairment costs related to the Company's leased corporate office space in Portland, Oregon and Boise, Idaho.

(2) Represents certain insurance costs from the strategic acquisition of TurnKey that are expected to be amortized through the first quarter of 2027. In 2022, these costs also included third-party costs associated with our Reverse Recapitalization.

Third Quarter 2023 | 13

14 About Vacasa Vacasa is the leading vacation rental management platform in North America, transforming the vacation rental experience by integrating purpose-built technology with expert local and national teams. Homeowners enjoy earning significant incremental income on one of their most valuable assets, delivered by the company’s unmatched technology that is designed to adjust rates in real time to maximize revenue. Guests can relax comfortably in Vacasa’s 40,000+ homes across more than 500 destinations in the United States, Belize, Canada, Costa Rica, and Mexico, knowing that 24/7 support is just a phone call away. In addition to enabling guests to search, discover and book its properties on Vacasa.com and the Vacasa Guest App, Vacasa provides valuable, professionally managed inventory to top channel partners, including Airbnb, Booking.com and Vrbo. For more information, visit https://www.vacasa.com/press. Third Quarter 2023

Forward-Looking Statements Certain statements made in this letter are considered “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “expect,” “estimate,” “plan,” “outlook,” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements reflect Vacasa’s current analysis of existing information and are subject to various risks and uncertainties. As a result, caution must be exercised in relying on forward-looking statements. Due to known and unknown risks, actual results may differ materially from Vacasa’s expectations and projections. The following factors, among others, could cause actual results to differ materially from those described in these forward-looking statements: Vacasa’s ability to achieve profitability; Vacasa’s ability to grow its business; Vacasa’s expectations regarding its financial performance, including its revenue, costs, and Adjusted EBITDA; Vacasa’s ability to attract and retain homeowners and guests; Vacasa’s ability to compete in its industry; Vacasa’s expectations regarding the health of the travel and hospitality industries, including in areas such as domestic travel, short-distance travel, and travel outside of top cities; the effects of seasonal and other trends on Vacasa’s results of operations; anticipated trends, developments, and challenges in Vacasa’s industry, business, and the highly competitive markets in which it operates, including changes in guest booking patterns and levels of supply of vacation rental homes; the sufficiency of its cash and cash equivalents, revolving credit facility and other sources of liquidity to meet liquidity needs; declines or disruptions to the travel and hospitality industries or general economic downturns; Vacasa’s ability to anticipate market needs or develop new or enhanced offerings and services to meet those needs; Vacasa’s ability to expand into new markets and businesses, expand its range of homeowner services, and pursue strategic partnership and acquisition opportunities; any future impairment of its long- lived assets or goodwill; Vacasa’s ability to manage any further expansion into international markets; Vacasa’s ability to stay in compliance with laws and regulations, including tax laws, that currently apply or may become applicable to its business both in the United States and internationally and its expectations regarding the impact of various laws, regulations and restrictions that relate to its business; Vacasa’s expectations regarding its tax liabilities and the adequacy of its reserves; Vacasa’s ability to effectively manage and expand its infrastructure, and maintain its corporate culture; Vacasa’s ability to identify, recruit, and retain skilled personnel, including key members of senior management; the effects of labor shortages and increases in wage and labor costs in its industry; the safety, affordability, and convenience of its platform and its offerings; Vacasa’s ability to keep pace with technological and competitive developments; Vacasa’s ability to maintain and enhance brand awareness; Vacasa’s ability to successfully defend litigation brought against it and its ability to secure adequate insurance coverage to protect the business and its operations; Vacasa’s ability to make required payments under its credit agreement and to comply with the various requirements of its indebtedness; Vacasa’s ability to effectively manage its exposure to fluctuations in foreign currency exchange rates; the anticipated increase in expenses associated with being a public company; Vacasa’s ability to remain in compliance with Nasdaq listing requirements; Vacasa’s ability to maintain, protect, and enhance its intellectual property; and Vacasa’s use of artificial intelligence in its business. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of Vacasa’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 and of its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2023 filed with the Securities and Exchange Commission (the “SEC”), as well as its other filings with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. 15Third Quarter 2023

Use of Non-GAAP Financial Measures This letter includes Adjusted EBITDA, Non-GAAP cost of revenue, Non-GAAP operations and support expense, Non-GAAP technology and development expense, Non-GAAP sales and marketing expense and Non-GAAP general and administrative expense (collectively, the “Non-GAAP Financial Measures”), which are financial measures that are not defined by or presented in accordance with accounting principles generally accepted in the United States (“GAAP”). Reconciliation of the Non-GAAP Financial Measures to their most directly comparable GAAP measure is contained in tabular format below. We use the Non-GAAP Financial Measures to evaluate our performance, identify trends, formulate financial projections, and make strategic decisions. Adjusted EBITDA is defined as net income (loss) excluding: (1) depreciation and acquisition-related items consisting of amortization of intangible assets and impairments of goodwill and intangible assets, if applicable; (2) interest income and expense; (3) any other income or expense not earned or incurred during our normal course of business; (4) any income tax benefit or expense; (5) equity-based compensation costs; (6) one-time costs related to strategic business combinations; and (7) restructuring costs, including certain right-of-use asset impairment costs. We calculate each of Non-GAAP costs of revenue, Non-GAAP operations and support expense, Non-GAAP technology and development expense, Non-GAAP sales and marketing expenses and Non-GAAP general and administrative expense by excluding, as applicable, the non-cash expenses arising from the grant of equity-based awards, one-time costs related to strategic business combinations, and restructuring costs. We believe these Non-GAAP Financial Measures, when taken together with their corresponding comparable GAAP financial measures, are useful for analysts and investors. These Non-GAAP Financial Measures allow for more meaningful comparisons of our performance by excluding items that are non-cash in nature or when the amount and timing of these items is unpredictable or one-time in nature, not driven by the performance of our core business operations and/or renders comparisons with prior periods less meaningful. The Non-GAAP Financial Measures have significant limitations as analytical tools, should be considered as supplemental in nature, and are not meant as a substitute for any financial information prepared in accordance with GAAP. We believe the Non-GAAP Financial Measures provide useful information to investors and others in understanding and evaluating our results of operations, are frequently used by these parties in evaluating companies in our industry, and provide useful measures for period-to-period comparisons of our business performance. Moreover, we present the Non-GAAP Financial Measures in this letter because they are key measurements used by our management internally to make operating decisions, including those related to analyzing operating expenses, evaluating performance, and performing strategic planning and annual budgeting. The Non-GAAP Financial Measures have significant limitations as analytical tools, including that: • these measures do not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments; • these measures do not reflect changes in, or cash requirements for, our working capital needs; • Adjusted EBITDA does not reflect the interest expense, or the cash required to service interest or principal payments, on our debt; • these measures exclude equity-based compensation expense, which has been, and will continue to be for the foreseeable future, a significant recurring expense in our business and an important part of our compensation strategy; • Adjusted EBITDA and Non-GAAP general and administrative expense do not include non-recurring costs related to strategic business combinations; • these measures do not reflect restructuring costs, including certain right-of-use asset impairment costs; • these measures do not reflect our tax expense or the cash required to pay our taxes; and • with respect to Adjusted EBITDA, although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and such measures do not reflect any cash requirements for such replacements. The Non-GAAP Financial Measures are supplemental measures of our performance that are neither required by, nor presented in accordance with, GAAP. These Non-GAAP Financial Measures should not be considered as substitutes for GAAP financial measures such as net income (loss), operating expenses or any other performance measures derived in accordance with GAAP. Also, in the future, we may incur expenses or charges such as those being adjusted in the calculation of these Non-GAAP Financial Measures. Our presentation of these Non-GAAP Financial Measures should not be construed as an inference that future results will be unaffected by unusual or nonrecurring items, and these Non-GAAP measures may be different from similarly titled metrics or measures presented by other companies. Our guidance may also include Adjusted EBITDA. A reconciliation of the Company’s Adjusted EBITDA guidance to the most directly comparable GAAP financial measure cannot be provided without unreasonable efforts and is not provided herein because of the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations, including adjustments that are made for depreciation and amortization of intangible assets, equity-based compensation expense, business combination costs, restructuring charges and other adjustments reflected in our reconciliation of historical Adjusted EBITDA, the amounts of which could be material. 16Third Quarter 2023

Key Business Metrics Definitions We collect key business metrics to assess our performance. Our key business metrics include Gross Booking Value (“GBV”), Nights Sold, and Gross Booking Value per Night Sold. GBV represents the dollar value of bookings from our distribution partners as well as those booked directly on our platform related to Nights Sold during the period and cancellation fees for bookings cancelled during the period (which may relate to bookings made during prior periods). GBV is inclusive of amounts charged to guests for rent, fees, and the estimated taxes paid by guests when we are responsible for collecting tax. Changes in GBV reflect our ability to add homes by attracting homeowners through our individual sales approach, and through portfolio transactions or strategic acquisitions, to retain homeowners and guests, and to optimize the availability and utilization of the homes on our platform. Changes in GBV also reflect changes in the pricing of rents, fees, and estimated taxes paid by guests. Changes in utilization of the homes on our platform and pricing of those homes are generally reflective of changes in guest demand. We define Nights Sold as the total number of nights stayed by guests in homes hosted on our platform in a given period. Nights Sold is a key measure of the scale and quality of homes on our platform and our ability to generate demand and manage yield on behalf of our homeowners. We experience seasonality in the number of Nights Sold. Typically, the second and third quarters of the year each have higher Nights Sold than the first and fourth quarters, as guests tend to travel more during the peak summer travel season. GBV per Night Sold represents the dollar value of each night stayed by guests on our platform in a given period. GBV per Night Sold reflects the pricing of rents, fees, and estimated taxes paid by guests. There is a strong relationship between GBV and Nights Sold, and these two variables are managed in concert with one another. 17Third Quarter 2023